UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 26, 2011

CORELOGIC, INC.

(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 First American Way, Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 250-6400

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On July 26, 2011, CoreLogic, Inc. (the “Company”) and Cognizant Technology Solutions Corporation (“Cognizant”) issued a joint press release, a copy of which is attached hereto as Exhibit 99.1, announcing a definitive agreement under which an affiliate of Cognizant will acquire CoreLogic Global Services Private Limited, the India-based captive operations of the Company. The purchase price for the transaction will consist of a cash payment of approximately $50 million, plus adjustments for working capital and other charges or credits, which will be determined at closing. As part of the transaction, the Company and Cognizant will enter into a seven-year services agreement with a minimum revenue commitment of approximately $324 million, plus applicable inflation adjustments, over the first five years with various renewal and extension rights, under which Cognizant will provide a range of services to the Company globally. Subject to the satisfaction of certain customary closing conditions, the transaction is expected to close in August 2011.

The information contained in this Item 7.01 of Form 8-K (including Exhibit 99.1 attached hereto) is being furnished and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated July 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date: July 26, 2011	By:	/s/ STERGIOS THEOLOGIDES
	Name:	Stergios Theologides
	Title:	Senior Vice President, General Counsel and Secretary